Exhibit 10.1

TYSON FOODS, INC.
2000 STOCK INCENTIVE PLAN

PERFORMANCE SHARES
STOCK INCENTIVE AWARD AGREEMENT

Team Member:	«Name»
Personnel Number:	[ ]
Award:	[Target Quantity Granted] Performance Shares for the Peer Group Award
[Target Quantity Granted] Performance Shares for the EBIT Award
Grant Date	November 30, 2015
Initial Measurement Date:	October 4, 2015
Final Measurement Date:	September 29, 2018
Vesting Date:	December 1, 2018

Exhibit 10.1

This Award is granted on the Grant Date by Tyson Foods, Inc., a Delaware corporation, (“Tyson”) to the Team Member (hereinafter referred to as “you”) identified on the cover page of this Award Agreement.

1.
Terms and Conditions. The Award is subject to all the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, all capitalized terms in this Performance Shares Stock Incentive Award Agreement (the “Award Agreement”) shall have the meaning stated in the Plan. Please see the Plan document for more information on these terms and conditions. A copy of the Plan is available upon request.

2.	Definitions.

2.1	"Cause," is defined as a termination as a result of the occurrence of one or more of the following events:
(a)    any willful and wrongful conduct or omission by you that injures Tyson;
(b)    any act by you of intentional misrepresentation or embezzlement, misappropriation or conversion of assets of Tyson;
(c)    you are convicted of, confess to, plead no contest to, or become the subject of proceedings that provide a reasonable basis for Tyson to believe that you have been engaged in a felony; or
(d)    your intentional or willful violation of any restrictive covenant of the Non-Competition, Non-Solicitation and Confidentiality Agreement or any other agreement to which you are a party with Tyson.
For purposes of this Award Agreement an act or failure to act shall be considered “willful” only if done or omitted to be done without your good faith reasonable belief that such act or failure to act was in the best interests of Tyson. In no event shall Tyson’s failure to notify you of the occurrence of any event constituting Cause, or to terminate you as a result of such event, be construed as a consent to the occurrence of future events, whether or not similar to the initial occurrence, or a waiver of Tyson’s right to terminate you for Cause as a result thereof.

2.1.	"Disability" shall have the same meaning as provided in the Plan.

2.2.
"EBIT" shall mean Tyson's operating earnings (which takes into account accruals for bonus payments) before interest and taxes, as reported in Tyson's Annual Report on Form 10-K for any year in the Measurement Period (as hereinafter defined), as adjusted for unusual or unique items, such as one-time gains or losses, in the reasonable discretion of the Compensation Committee.

2.3.	"EBIT Award" shall mean any award of Performance Shares pursuant to satisfaction of any benchmark relative to the EBIT Goal outlined in Section 4(b).

2.4.	"EBIT Goal" for the Measurement Period shall be a cumulative EBIT of $ .

2.5.	"Final Measurement Date" shall mean the date identified as such on the cover page.

2.6.	"Initial Measurement Date" shall mean the date identified as such on the cover page.

2.7.	"Measurement Period" shall mean the three fiscal year period from the Initial Measurement Date to the Final Measurement Date.

Exhibit 10.1

2.8.
"Peer Group" shall mean that group of publicly traded companies most recently determined by the Compensation and Leadership Development Committee of Tyson's Board of Directors ("Compensation Committee"), which at the Initial Measurement Date is comprised of the following companies: Archer Daniels Midland Co., Bunge Ltd., Campbell Soup Co., ConAgra Foods, Inc., Dean Foods Co., General Mills, Inc., The Hershey Company, Hormel Foods Corp., J.M. Smucker Co., Kellogg Co., McCormick & Co., Inc., Mondelez International, Inc., PepsiCo Inc., Pilgrim's Pride Corp., and Sanderson Farms, Inc. If one or more members of the Peer Group ceases to be the surviving entity in a corporate transaction, the successor entity shall replace the entity which has ceased to exist provided that the primary business of the successor entity and its affiliates is in substantially the same lines of business as Tyson. If a member of the Peer Group (a) ceases to have any class of securities registered under the Securities Exchange Act of 1934; (b) ceases to exist in circumstances where there is no successor entity or where the primary business of the successor entity and its affiliates is not in substantially the same lines of business as Tyson; or (c) becomes bankrupt, that member of the Peer Group shall be deleted as a member of the Peer Group and shall not be counted for purposes of measuring satisfaction of the Peer Group Goals and said Peer Group Goals shall be reduced accordingly.

2.9.	"Peer Group Award" shall mean any award of Performance Shares pursuant to satisfaction of any Peer Group Goals.

2.10.	"Peer Group Goals" means the performance measures specified in Section 4(a).

2.11.	"Performance Shares" means the shares of Tyson's Class A common stock subject to this Award Agreement.

2.12.
“Release” shall mean that specific document which Tyson shall present to you for consideration and execution after your termination of employment, under which you agree to irrevocably and unconditionally release and forever discharge Tyson, its subsidiaries, affiliates and related parties from any and all causes of action which you at that time had or may have had against Tyson (excluding any claim under state workers’ compensation or unemployment laws). The Release will be provided to you as soon as practical after your termination date, but in any event in sufficient time so that you will have adequate time to review the Release as provided by applicable law.

2.13.
"Stock Price" means the closing price of Tyson's Class A common stock in the case of Tyson, or the publicly traded stock of a Peer Group company, on the applicable trading date as reported in The Wall Street Journal.

2.14.
"Stock Price Comparison" means the comparison of Tyson's Stock Price against the Stock Price for each of the Peer Group companies. Such comparison shall begin with the average Tyson Stock Price and the Stock Price of each of the Peer Group companies for the twenty (20) trading days ending on the Initial Measurement Date and end with the average Tyson Stock Price and the Stock Price of each of the Peer Group companies for the twenty (20) trading days ending on the Final Measurement Date. The Stock Price Comparison shall be made as a percentage of the growth of the Stock Price from the Initial Measurement Date to the Final Measurement Date.

2.15.	“Target EBIT Award” shall mean the number of Performance Shares reflected in the Award, as provided on the cover page relative to the EBIT Award.

2.16.	“Target Peer Group Award” shall mean the number of Performance Shares reflected in the Award, as provided on the cover page relative to the Peer Group Award.

2.17.	“Vesting Date” shall mean the date on the cover page.

2.18.	“Vesting Period” shall mean the period beginning on the Grant Date and ending on the Vesting Date.

Exhibit 10.1

3.	Vesting.

3.1.
Vesting and Forfeiture. Those Awards which have become payable pursuant to the performance criteria and benchmarks set forth below shall be considered as fully earned by you, subject to the further provisions of this Section 3. Any Awards which do not become payable in accordance with the performance criteria and benchmarks or the provisions of this Section 3 on account of: (i) your Termination of Employment with Tyson and/or its affiliates before the Vesting Date or (ii) the failure to satisfy the performance criteria and benchmarks provided below, will be forfeited back to Tyson.

3.2.
Death, Disability or Retirement. In the event your Termination of Employment is due to death, Disability or, subject to your timely execution and non-revocation of a Release, Retirement before the Vesting Date, you will be entitled to a pro rata portion of your Award if the applicable performance criteria are satisfied. The pro rata portion of your Award shall equal the percentage of the total Vesting Period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the percentage of the Award that you would have received had you remained employed until the Vesting Date. For purposes of this Agreement, “Retirement” shall mean your voluntary or involuntary Termination of Employment without Cause from Tyson and/or its affiliates on or after the date you attain age 62.

3.3.
Termination by Tyson without Cause. In the event that your employment is terminated by Tyson for reasons other than death, Disability, Retirement, or Cause, and subject to your timely execution and non-revocation of a Release, you will become entitled to a pro rata portion of your award if the applicable performance criteria are met. The pro rata portion of your Award shall equal the percentage of the total Vesting Period, measured in days, in which you remained employed by Tyson and/or its affiliates multiplied by the percentage of the Award that you would have received had you remained employed until the Vesting Date.

3.4.
Change in Control. Following a Change in Control, and on the earlier of: (i) the date you are involuntarily terminated without Cause (as defined in your Employment Agreement) or (ii) sixty (60) days after the Change in Control, you shall become entitled to an Award equal to the maximum number of Performance Shares under the EBIT Award and the Peer Group Award. For purposes of this Award Agreement, the term “Change in Control” shall not include any event as a result of which one or more of the following persons or entities possess or continues to possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Company or, if applicable, a successor entity: (a) Tyson Limited Partnership, or any successor entity; (b) individuals related to the late Donald John Tyson by blood, marriage or adoption, or the estate of any such individual (including Donald John Tyson’s); or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more of the entities, individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.

4.
Performance Criteria. The extent to which you shall have the right to payment, respectively, of the Peer Group Award and/or the EBIT Award shall depend upon your continuous employment throughout the Vesting Period and the extent to which the applicable performance measures have been satisfied as of the Final Measurement Date, as specified below:

(a)    The Peer Group Award shall have the following benchmarks during the Measurement Period:

(i)    If the Stock Price of Tyson has outperformed five (5) members of the Peer Group on the basis of Stock Price Comparison, there shall be a payment of Performance Shares to you equal to 50% of the Target Peer Group Award;
(ii)    If the Stock Price of Tyson has outperformed eight (8) members of the Peer Group on the basis of Stock Price Comparison, there shall be a payment of Performance Shares to you equal to 100% of the Target Peer Group Award;
(iii)     If the Stock Price of Tyson has outperformed eleven (11) members of the Peer Group on the basis of Stock Price Comparison, there shall be a payment of Performance Shares to you equal to 150% of the Target Peer Group Award; and

Exhibit 10.1

(iv)    If the Stock Price of Tyson has outperformed thirteen (13) members of the Peer Group on the basis of Stock Price Comparison, there shall be a payment of Performance Shares to you equal to 200% of the Target Peer Group Award.

(b)    The EBIT Award shall have the following benchmarks:

(i)    If EBIT for a Measurement Period is equal to eighty percent (80%) of the EBIT Goal there shall be payment of Performance Shares to you equal to 50% of the Target EBIT Award;
(ii)    If EBIT for a Measurement Period is equal to one hundred percent (100%) of the EBIT Goal there shall be payment of Performance Shares to you equal to 100% of the Target EBIT Award;
(iii)    If EBIT for a Measurement Period is equal to one hundred twenty percent (120%) of the EBIT Goal there shall be payment of Performance Shares to you equal to 150% of the Target EBIT Award; and
(iv)    If EBIT for a Measurement Period is equal to one hundred forty percent (140%) of the EBIT Goal there shall be payment of Performance Shares to you equal to 200% of the Target EBIT Award.
(v)    Performance between the foregoing benchmarks shall result in the payment of a number of shares of Stock to the Employee determined as a matter of applying a straight-line interpolation between the minimum number of shares of Stock specified in clause (i) above and the maximum number of Performance Shares specified in clause (iv) above.

5.
Payment of Award. The Performance Shares that may become payable pursuant to either the Peer Group Award or the EBIT Award, or both, shall be determined based upon the highest benchmark attained in the respective category. In other words, the attainment of multiple benchmarks under the Peer Group Award or the EBIT Award will not result in the payment of a cumulative number of Performance Shares for each benchmark achieved for that particular Award. Your Award, if any, will be earned on the Vesting Date and delivered thereafter. Payment shall be made in shares of Tyson’s Class A common stock.

6.
Withholding Taxes. By accepting the Award, you acknowledge and agree that you are responsible for all applicable income and other taxes from any Award, including federal, FICA, state and local taxes applicable in your country of residence or employment. Tyson shall withhold taxes by any manner acceptable under the terms of the Plan, but not to exceed the required minimum statutory withholding.

7.
Right of the Committee. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding.

8.
Severability. In the event that any one or more of the provisions or portion thereof contained in this Award Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award Agreement, and this Award Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

Exhibit 10.1

9.
Entire Agreement. Subject to the terms and conditions of the Plan, this Award Agreement expresses the entire understanding and agreement of Tyson and you with respect to the subject matter. In the event of any conflict between the provisions of the Plan and the terms of this Award Agreement, the provisions of the Plan will control unless this Award Agreement explicitly states that an exception to the Plan is being made. The Award has been made pursuant to the Plan and an administrative record is maintained by the Committee.

10.
Restrictions on Transfer of Award. You shall not dispose of the Award prior to the date unrestricted, vested shares in your name are delivered to you by Tyson pursuant to Section 5. Any disposition of the Award or any portion thereof shall be a violation of the terms of this Award Agreement and shall be void and without effect; provided, however, that this provision shall not preclude a transfer as otherwise permitted by the Plan.

11.	Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award Agreement.

12.
Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

13.
No Vested Right in Future Awards. You acknowledge and agree that the granting of the Award under this Award Agreement is made on a fully discretionary basis by Tyson and that this Award Agreement does not lead to a vested right to further Awards in the future. Further, the Award set forth in this Award Agreement constitutes a non-recurrent benefit and the terms of this Award Agreement are applicable only to the Award granted pursuant to this Award Agreement.

14.
No Right to Continued Employment. You acknowledge and agree (through electronic acknowledgment and acceptance of this Award Agreement) that neither the adoption of the Plan nor the granting of any Award shall confer any right to continued employment with Tyson, nor shall it interfere in any way with Tyson’s right to terminate your employment at any time for any reason.

15.
Governing Law. The Plan, this Award Agreement and all determinations made and actions taken pursuant to the Plan or Award Agreement shall be governed by the laws of the State of Arkansas, without giving effect to the conflict of laws principles thereof.

16.
Successors and Assigns. This Award Agreement shall inure to the benefit of and be binding upon each successor and assign of Tyson. All obligations imposed upon you, and all rights granted to Tyson hereunder, shall be binding upon your heirs, successors and administrators.

* * *

TYSON FOODS, INC. By: /s/ Donnie Smith
Title: President and CEO